FINAL TRANSCRIPT

SNCI - Q3 2004 Sonic Innovations Earnings Conference Call

Thomson StreetEvent

Conference Call Transcript

SNCI - Q3 2004 Sonic Innovation Earnings Conference Call

Event Date/Time: Oct 26, 2004 / 5:00PM ET

Event Duration: N/A

Exhibit 99.1

FINAL TRANSCRIPT

SNCI - Q3 2004 Sonic Innovations Earnings Conference Call

CORPORATE PARTICIPANTS

Andy Raguskus

Sonic Innovations - CEO

Steve Wilson

Sonic Innovations - CFO

CONFERENCE CALL PARTICIPANTS

Brian (ph)

First Albany Capital - Analyst

Bill Plovanic

First Albany Capital - Analyst

Al Kildani (ph)

SF Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter Sonic Innovations earnings conference call. At this time, all participants are in a listen-only mode. [Caller Instructions] As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Andy Raguskus, President and CEO; and Steve Wilson, Senior Vice President and CFO. Please proceed.

Andy Raguskus - Sonic Innovations - CEO

Thank you operator. Good afternoon, and welcome to our earnings call. I’m Andy Raguskus, the CEO, and I appreciate your interest in Sonic Innovations. In 1859, Charles Dickens wrote A Tale of Two Cities and it began with those well know words “it was the best of times, it was the worst of times”. While that may be a bit to strong in either direction, it does capture some of my feelings about Sonic’s current status.

Let me bring listeners new to Sonic up to speed quickly, then we’ll hear our CFO, Steve Wilson, report on the financial performance for the third quarter; and then I’ll come back to explain more about my quote from Dickens.

For listeners who are new to Sonic Innovations, I’d like to review the Company’s mission. Only one in five hearing-impaired consumers owns a hearing aid. Among those owners surveyed, only half are satisfied with their aids. We believe the technology has not been applied to provide hearing aids that are truly satisfying, especially in the key area of sound quality. Further, the process of buying a hearing aid can be intimidating, and many people don’t meet with an audiologist until well past the time that they would have benefited in a hearing aid. Sonic was founded to develop and apply a multiplicity of technologies to deliver better sound quality and more satisfying hearing aids, and we’re continually looking at ways to simplify the process of buying a hearing aid and remove the barriers that slow people from getting the help they need. As we succeed in meeting these objectives, we expect shareholder value to increase.

I’ll now invite Steve Wilson to review the financial performance for the third quarter, and then I’ll return with comments; and finally, we’ll finish with questions and answers. Steve…

Steve Wilson - Sonic Innovations - CFO

Thank you, Andy, and good afternoon. I’d like to remind everyone that during the course of this conference call, we will offer projections and other forward-looking statements regarding future events and the future financial performance of Sonic Innovations. I wish to caution you that these statements are just predictions, and that actual events or results may differ materially and adversely.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	4

© 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

SNCI - Q3 2004 Sonic Innovations Earnings Conference Call

I refer you to the documents we file from time to time with the Securities and Exchange Commission, and specifically the section entitled “Factors that May Affect Future Performance” included in part 1, Item 1 of our Annual form 10-K for the year ended December 31, 2003, and in part 1, Item 3 of our 2004 Quarterly Reports on Form 10-Q, which identify important factors that could cause our actual results to differ materially and adversely from those contained in our projections and forward-looking statements. And with that safe harbor statement, let me now provide additional details on the third quarter, 2004.

Net sales in the third quarter 2004 were 22.5 million, which was down 3% from third quarter 2003 net sales of 23.1 million. On an over-all basis, the decrease in net sales from third quarter 2003 to third quarter 2004 was mainly the result of declining sales in the U.S. market.

By geography, North American sales in the third quarter 2004 of 8.4 million were down 19% from last year’s third quarter sales of 10.4 million, as U.S. sales fell in response to competitive pressures from new products, pricing concessions and aggressive dealer incentives. It is worth noting that third quarter 2003 U.S. sales reflected the first full quarter of sales of our NATURA 3 product family. Our low-priced Quartet product family, which was introduced in the second quarter, is selling well in the fastest-growing segment of the U.S. market; but these sales have been cannibalistic to date.

We hope we have seen the low-water market for U.S. sales based on increased September and October order levels. However, business usually dries up in the back half of December, so there is no guarantee.

European sales of 10.0 million in the third quarter 2004 were up 12% from third quarter 2003 sales of 8.9 million, primarily as a result of growth of our German business, acquisition of a small business in Switzerland, and the favorable affects of foreign currency. While third quarter German sales declined from second quarter levels as a result of the usual summer slowdown due to vacation schedules and the lingering impact of changes in the German healthcare system made earlier this year, we saw a rebound in German order activity starting in September and that has carried over into October. Thus, European sales should enjoy a rebound in the fourth quarter.

Rest of world, or ROW, sales of 4.1 million in the third quarter 2004 were up 7% from third quarter 2003 sales of 3.8 million; mainly as a result of increased sales in Australia and favorable foreign currency effects. As the fourth quarter represents Australia’s summer vacation period, we expect ROW sales to decrease somewhat in the fourth quarter.

Gross profit in the third quarter 2004 of 12.0 million was up just slightly from last year’s third quarter level of 11.9 million, which had included 0.6 million of severance-related charges.

Gross margin of 53.4% in this year’s third quarter was negatively affected by lower average selling prices and reduced overhead absorption resulting from decreased unit volume.

Despite competitive pricing pressures, particularly in the U.S., we believe that we could see gross margin improve in the fourth quarter, provided that unit sales increase and we achieve better absorption as a result of the additional unit volume. This, in combination with lower expenses resulting from various rationalization efforts, reduced purchase component and assembly costs, lower return rates, and various manufacturing cost reduction efforts should offset the downward pressure on gross margin resulting from a declining overall average selling price.

SG&A expense in the third quarter 2004 of 10.2 million was up 0.4 million, or 4%, from last year’s third quarter level principally as a result of our Swiss acquisition, increased costs in Australia relating to a new branding strategy, information systems development outside the U.S., Sarbanes-Oxley compliance related costs, and the negative affects of foreign currency. As a percentage of sales, SG&A expense increased from 42.4% in the third quarter 2003 to 45.5% in the third quarter 2004. The increased percentage was, of course, exacerbated by the lower sales level. As we indicated last quarter, we had put the brakes on SG&A spending and expected SG&A expense for the third and fourth quarters to decrease from the second quarter level-which, in fact, did happen in Q3. However, we expect to have incremental spending in Q4 in connection with the introduction of our next generation product family and Sarbanes-Oxley compliance.

R&D expense in the third quarter 2004 of 2.5 million was up 0.1 million, or 4% from last year’s third quarter level of 2.4 million; mainly as a result of the timing of expenses relating to the development of our next generation integrated circuitry and the new generation product family that results from that circuit. As a percentage of sales, R&D expense went from 10.5% in the third quarter 2003 to 11.2% in the third quarter 2004. We expect R&D expense to be flat in the fourth quarter, and we expect R&D spending to be approximately 10% of net sales in the future.

The operating loss in the third quarter 2004 was 0.7 million, compared to an operating loss of 0.2 million in the third quarter 2003. Our business is very volume-sensitive which hurts us when decline, but which will help us as sales increase. With greater net sales, we believe we can drive very nice incremental profitability.

Other expenses no longer a significant number for us and we expect other expense to be less than 50,000 per quarter moving forward.

We had an income tax benefit in the third quarter 2004 of 70,000 compared to a tax provision of 142,000 in the third quarter 2003. The third quarter 2004 credit provision related primarily to pre-tax losses in certain countries outside the U.S. Income taxes on U.S. profits are currently negated by our net operating loss carry

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	5

© 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

SNCI - Q3 2004 Sonic Innovations Earnings Conference Call

forward. Our net operating loss carryforwards total some 28 million. Our effective tax rate going forward will depend on our mix of profitability between countries but, for 2004, we expect an effective tax rate in the high teens.

Our third quarter 2004 net income, then, was— Sorry. Our third quarter 2004 net loss then was 0.7 million, or 3 cents per share, compared to a third quarter 2003 net loss of 0.4 million, or 2 cents per share. Basic weighted average shares outstanding were 20.9 million in the third quarter 2004, versus 19.9 million in the third quarter 2003.

Turning briefly to the balance sheet at September 30, 2004, cash and marketable securities, including long-term marketable securities, totaled 35.9 million, compared to 33.2 million at December 31, 2003. Our debt at September 30, 2004 was 8.0 million, compared to 9.1 million at December 31, 2003. And with that, let me return the line to Andy.

Andy Raguskus - Sonic Innovations - CEO

Thanks, Steve. Now I’ll get back to that quote from Dickens. And to get the least pleasant part over first, let me share my concerns about Q3 and the upcoming couple of quarters. I told you a quarter ago that I did not expect to see sales in Germany pick up in Q3, partly because of the long European vacations. And I’m sorry to say that I was right about that. I told you that I was hopeful about our new U.S. sales leadership, and our reconstituted sales force; but that there was fierce competition. We were expecting continued price reductions, increased dealer incentives, and a shift toward lower-priced products, and we have seen all of that. U.S. sales ended up lower than we had hoped, and we are seeing intensifying competition based on features and performance claims by manufacturers, even when they are not backed up with published clinical studies. All of these items have been challenges for us in Q3, and it’s hard to be pleased with a year-to-date growth in sales of only 18%.

During the next quarter or two, Sonic will likely continue to face some or all of these challenges. Key among them will likely be “feature wars,” price cutting, dealer incentives, and manufacturer claims. We will continue to fight hard on these battle grounds, but influencing a “features” oriented market with a “better benefit” message takes time; dealer incentives need to remain within ethical boundaries, and we demand of ourselves good science and clinical trials to support our claimed benefits. To do business this way takes time and costs money, but we believe it builds the right long term platform, customer loyalty, and patient benefit.

We are not content simply to grind through one or two more quarters before our next product introduction heightens our technological competitiveness, so we are working on some additional ways to play to our strengths. If we are unsuccessful in changing the status quo, Q4 could look a lot like Q3 and so could the first quarter of 2005. In that event, we might continue to have a sub-$4 stock price, which I know does not please most of you, and certainly does not please us. There are a number of additional unknowns that might affect the coming quarters, such as any affect on the economy or the stock market after the U.S. presidential election. At least we can say that the hurricane season is over in Florida! So that’s the “worst of times” portion of my comments.

Now let’s talk about the best of times. Even when facing difficult quarters, we get some perspective from looking at our multi-year trajectory. Sonic is the fastest growing hearing aid manufacturer in the world for a sixth straight year. We have great technology, award winning products and 46 patents. We also have $36 million in cash with which to grow the business, even in difficult times.

Sonic has clinically proven speech and noise processing to help our wearers understand conversation in noisy environments. Sonic has racked up another big win in a product comparison in yet another clinical study. Last time, I told you about the Danish study, whose results are now posted on our website, www.sonici.com. Seventy-four percent of the Danish subjects preferred Sonic’s product over that of Oticon, another market leader. In a new study conducted at Vanderbilt University, Sonic hearing aids outperformed top of the line hearing aids from one of the other major players in the industry. That manufacturer refuses to allow its name to be revealed, but the study has been published on the internet by one of the researchers. A link to the report is available on our website, and knowledgeable audiologists will be able to figure out the product and its manufacturer from the clinical data. Our challenge is to leverage our unbroken streak of clinical triumphs into greater commercial success.

We are making great progress on new technological solutions and features that we will introduce early next year, and preliminary results look promising. Early indications in Germany for the fourth quarter seem modestly encouraging as the wave of deferrals of hearing aids in response to regulatory changes seems to be subsiding. And we’re adding people to our U.S. sales force with the expectation of serving more customers in the fourth quarter and beyond.

Now, I don’t expect the stock market to reward us for achievements long past, nor to give us credit for a new product or distribution method that is not yet introduced or proven. So I won’t expect a market reaction right away. But over time, we anticipate continued progress in achieving our long-term objectives, finding technological solutions and workable distribution methods that aid the hearing-impaired community.

And with that, now we’ll be happy to respond to your questions.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	6

© 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

QUESTION AND ANSWER

Operator

[Caller Instructions] Your first question comes from Bill Plovonic of First Albany Capital. Please proceed.

Brian - First Albany Capital - Analyst

Hello?

Andy Raguskus - Sonic Innovations - CEO

Hello, Bill.

Brian - First Albany Capital - Analyst

Actually it’s Brian for Bill.

Andy Raguskus - Sonic Innovations - CEO

Brian.

Brian - First Albany Capital - Analyst

How are you guys?

Andy Raguskus - Sonic Innovations - CEO

Great.

Brian - First Albany Capital - Analyst

Just was wondering if you could talk briefly about overall market trends, whether or not you’ve seen the overall U.S. market growing, and if you could quantify that for us a little bit?

Andy Raguskus - Sonic Innovations - CEO

The HIA data that tracks the U.S. market in units, the report isn’t out yet. Usually it is by the third week of the month, but we haven’t seen it yet. But the anecdotal evidence from our customers and from our sales force and our competitors is that the third quarter was probably pretty soft across the U.S. For one thing, there’s a disproportionate number of elderly people in our customer base. Obviously, they’re the ones with the hearing losses, and a disproportionate number of them live in the southeast of the U.S. And where we, and our competitors, usually have lots of sales in Florida and surrounding states, the hurricanes went through there. Those folks were thinking about something else besides buying hearing aids. So I know that weather is the typical lame excuse that nobody wants to hear, but I think it had an impact on the overall market.

Furthermore, we have seen, and we believe our competitors have seen, pretty rapid price erosion combined with an additional mix shift toward the lower-priced products. So all of that has really upped the ante in terms of a competitive environment, in the third quarter. I think we’ll continue to see those things, not the hurricanes, but the other competitive elements going into the fourth quarter.

Brian - First Albany Capital - Analyst

Okay. You know, getting to that question of price erosion, is there any way you can quantify that?

Steve Wilson - Sonic Innovations - CFO

I could take a shot at that, Brian. I think right now what we’re seeing is erosion of small single digits. You know, we have a history that has been quite good in terms of being able to keep our average selling prices by line from deteriorating, and that the overall average selling price has gone down only as a reflection of the fact that the mix has shifted toward lower-priced products. But we saw in the third quarter was a clear direction of pricing coming down in general.

Brian - First Albany Capital - Analyst

Okay. In terms of your new products that I know you said you were going to launch, then, next year in the first quarter, have you been beta testing that at all?

Andy Raguskus - Sonic Innovations - CEO

Yeah. That’s a real highlight of our activity around here. We now have a new product line. Its name is Innova, and we have been taking it out of the laboratory. Innova hearing aids are now on a few dozen subjects, and the early reports from those subjects are pretty much the wow effect that we were looking for. Very low noise, very much improved speech understanding in noisy backgrounds, great directionality, great noise suppression. So the reports from hearing-impaired people who have worn lots of different makes and models of hearing aids throughout their lifetimes are giving us fabulous feedback on the performance of this product. So we really believe that we have a potential “major winner” on our hands here.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	7

© 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

SNCI - Q3 2004 Sonic Innovations Earnings Conference Call

As far as schedules are concerned, we’re right on schedule. So we’re looking for a—sort of roughly a mid-first quarter maybe it’ll slip to a late first quarter; but, nevertheless, a first quarter worldwide launch of that Innova product line. We have submitted some of those products to the testing agencies in several countries and so far we’re batting 100% on getting regulatory approval from all those jurisdictions, so that when we launch there’ll be no impediment to, sort of, an immediate sales ramp-up.

Brian - First Albany Capital - Analyst

Okay. I wasn’t able to get the UHA meeting. Were you actually showing it there?

Andy Raguskus - Sonic Innovations - CEO

We had a presence at UHA, but it was sort of off to the side of the show. There’s a big, long history of our relationships with German audiologists and the UHA show is primarily for the audiologists, and we have a different selling model through the ENT doctors in that country. So we were on the periphery of the show. We had a lot of customers. We saw all the product announcements that came from our competitors, and we had a surprisingly large number of visitors to our own suite.

Brian - First Albany Capital - Analyst

Okay, one housekeeping question, and I’ll jump back in queue. Steve, could you quantify what the foreign exchange FX for the quarter was?

Steve Wilson - Sonic Innovations - CFO

Yeah, the FX effect on the sales line was roughly about 4% positive and in operating expenses, sort of a similar situation, where a little over 4% of the increase was all FX related.

Brian - First Albany Capital - Analyst

Okay. Great. I’ll jump back into queue. Thanks.

Operator

[Caller Instructions] We have a follow-up from Mr. Bill Plavonic of First Albany Capital.

Brian - First Albany Capital - Analyst

Hi, again, it’s Brian. I guess no one else is queued up, so I’ll go again. Could you quantify what your returns are for the quarter? Is it improving at all?

Andy Raguskus - Sonic Innovations - CEO

Yeah. I think we’ve seen the general improvement through a long course of time, now. So, you know, you may recall, Brian, back at the beginning our return rates were in the neighborhood of 32 and 33%. And they’ve been coming consistently down through the course of really, now, the better part of five years; and are now down in the area of 26 to 27%. Now, that’s in the U.S., of course.

Outside the U.S., rates are markedly lower and, obviously, where we’re selling direct to the consumer in Australia and Germany, return rates are almost nonexistent. So as a bigger percentage of our business comes from outside the U.S., return rates have a lower impact than they would have had in the past. But I think your question is more geared toward the U.S. marketplace, where returns are significant. And the good news there is they have been coming down. They continue to come down, but I don’t think it’s a case where your going to see a big decrease in any particular quarter. It’s just a continuation of the progress that we make toward bringing them down. So as I said, right now between 26 and 27%.

Brian - First Albany Capital - Analyst

Okay, great. And, you know, talking about the new study that you have out from Vanderbilt, and the Danish study, have you been able to quantify any affects from those, or is that just sort of more buzz? And can we expect to see more studies in the future like that?

Andy Raguskus - Sonic Innovations - CEO

Yeah, Brian, we certainly can do more. We view ourselves as a medical device company based in science and technology and willing to put our products on the line in clinical studies to have the accurate results reported to the world. That makes us little bit different than the traditional hearing aid manufacturer who may find himself regulated by some medical device governmental bodies in different countries, but really sort of use this as a commercial marketplace as though we were selling transistor radios. Because of our attitude toward the science and clinical efficacy, we’re submitting our new products to a number of new clinical testing environments, and we’re authorizing the clinical researchers to publish the results, win or lose. And we’re very proud to stand behind our products. We have never lost a head to head comparison in any of those environments, and we don’t expect that we will lose going forward. So it allows us to have, sort of, a bold attitude toward the good science. Now that’s all the good news. And I think Sonic is very highly respected by the academic portion of the hearing community.

Translating that into actual commercial success in the marketplace is a different story. Most doctors, and some audiologists, care

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	8

© 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

SNCI - Q3 2004 Sonic Innovations Earnings Conference Call

passionately about the science and the sound processing and the patient benefit, and all the things that these clinical studies reveal. But there are some people who sell hearing aids who don’t give a rip for any of that, and all they care about is the latest feature, the latest bell and whistle, or perhaps the latest Caribbean cruise. So the marketplace is not as responsive to good science as we had expected it to be. And we’re continually faced with the challenge of maintaining our high standards, our focus on being a medical device company, our focus on delivering patient benefit; even though not all segments of our marketplace particularly care about that message. So that’s one of our big challenges.

Brian - First Albany Capital - Analyst

Okay. I have one more question, and then Bill wants to ask actually a question. So my question is on the tax credit that has been bandied around the House of Representatives and the Senate. Any more clarity on that?

Andy Raguskus - Sonic Innovations - CEO

Just as much clarity as there is on the entire Presidential race. It seems like a lot of things that had been moving through congress have been put on the side until the current season is over. We still have every reason to be optimistic that something will happen in the next session of Congress, but we won’t see anything this year.

Brian - First Albany Capital - Analyst

Okay, and here’s Bill.

Bill Plavonic - First Albany Capital - Analyst

Great. Good evening.

Steve Wilson - Sonic Innovations - CFO

Hey, Bill.

Andy Raguskus - Sonic Innovations - CEO

Hello, Bill.

Bill Plavonic - First Albany Capital - Analyst

Just one question. You know, I know that you put a new head of sales in, had to be 6 months to 12 months ago, and just want to get an update on where the sales force is today, and thoughts about this year and going into next year.

Andy Raguskus - Sonic Innovations - CEO

Well, I’m very pleased to tell you that we’ve been adding to our sales force. So now we have about 27 people out there selling to our customers. By the end of this year, in just a couple of months, that number is expected to exceed 30. And we’re hiring very highly skilled people to augment our already pretty good team of senior sales folks. I’m particularly pleased with Wayne Goebel, who is that new executive in charge of U.S. sales that you referred to. He’s doing all the right things, in my opinion, and his sales force is pretty charged up. They are very, very much anticipating having this new product line, this Innova product line, to take to their customers in the first quarter of next year. So I’m very pleased with all the early signs of what that sales force is capable of doing.

Bill Plavonic - First Albany Capital - Analyst

Okay, and has there been — you gave us a net number of 27 going to 30. Has there been any turnover in the last 3 to 6 months?

Andy Raguskus - Sonic Innovations - CEO

No. No turnover to speak of. Remember the story that earlier this year, we turned over one-third of our sales force, pretty much the lowest performing third. And since then, there’s been no turnover.

Bill Plavonic - First Albany Capital - Analyst

Great. Thank you.

Andy Raguskus - Sonic Innovations - CEO

You’re welcome.

Operator

And your next question comes from Al Kildani of SF Capital. Please precede, sir.

Al Kildani - SF Capital - Analyst

Good afternoon.

Andy Raguskus - Sonic Innovations - CEO

Hello.

Al Kildani - SF Capital - Analyst

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	9

© 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

SNCI - Q3 2004 Sonic Innovations Earnings Conference Call

Andy, glad you talked a little bit about your approach to the market and the rigorous focus on the clinical approach, if you will. And I just wondered, more broadly speaking, as you look at this market. With all due respect to that approach, I think it’s something you ought to continue. I just wonder if there is something, perhaps, that Sonic could be doing better on the marketing side, if you will, to capture a little bit of some of the — the approaches and techniques that some of your competitors utilize in order to capture share? In other words, maintain this clinical discipline while being a little bit more effective on the marketing side? I mean, is there anything along those lines that you give any thought to or are attempting to do?

Andy Raguskus - Sonic Innovations - CEO

Absolutely. You raise a really good question. I think that we’ve been a little bit naive historically, in thinking that patient benefit is so important that it trumps all of the other considerations. And we sort of marvel that some dispensers and audiologists who sell hearing aids will sort of fall for the features game, even if those features don’t offer any benefit. But, facing up to reality, we understand that features are important, and while consumers are very happy with our hearing aids, there aren’t enough audiologists who sell them. We still have a relatively small market share in the U.S. and how could that be if our mousetrap is so much better than everybody else’s mousetrap? So we’ve not done as good a job as we needed to do to attract the attention of a features-oriented dispensing community.

In the Innova product line, we’ve taken care of two big problems — actually, only one is a problem. The first thing we’ve done is tremendously increased patient benefit yet again, and we believe that puts us very far ahead of whoever’s in second place in terms of providing the most satisfying hearing aid to the hearing-impaired consumer. So that’s consistent with our heritage and our attitude toward the market, but the second thing that we’ve done is we’ve catered a little bit to that dispenser; that audiologist or doctor or dispenser who wants to brag about the data set and the feature set. And we have put in some of the features into that new product line that have made competing products successful in the marketplace, even if they don’t happen to bring any benefit to the patient.

So an interesting way of looking at this, sort of by analogy, is if you want to buy a television set and you walk into one of the major large TV stores, you’ll see a whole wall full of television screens all tuned to the same program. You may be walking up and down the aisles looking for the nicest-looking picture, and you’re going to buy the TV set that delivers the best picture in the price range that you want. Meanwhile, the salesman may be tagging along after you telling you about 27 pole comb filters and interfaces to your home computer system and on and on and on with a bunch of features. And all you want to do is buy the best looking TV set. So the analogy to the hearing aid industry is consumers don’t usually have the chance to listen to multiple hearing aids and pick the one that sounds best. They take the advice of the dispenser. And those dispensers are more interested in the 27 pole comb filter and the DSP algorithms and whether you have two microphones, or the latest buzz word is this hearing aid has artificial intelligence; regardless of the fact that the hearing aid sounds lousy.

So I don’t want to say that we put in useless features. But I will say that we would put in features— we have put in features into this new Innova product line that we wouldn’t have put in 2 or 3 years ago because they don’t think they deliver very much benefit to the patient. But they sure should make us competitive or even more so with the feature set of these other products. So a long-winded answer to a simple question, Sonic finally got the message. We not only have to deliver great patient benefit, but we also have to deliver the feature set in this competitive market, and Innova will absolutely do that.

Al Kildani - SF Capital - Analyst

Okay, well, Andy, on a related note; and I’m certainly glad to hear all of that. On a related note, just wondering in terms of your approach to the market in the U.S. and to the extent you do work with audiologists. I think you’d commented that you’d like to have more of them in the fold. Is it at all possible or do you worry about perhaps some of your comments about the current approaches they employ in terms of which devices they choose to dispense? Is it possible that you are in some ways antagonizing people that could potentially be — have relationships with you and help you grow your base in the U.S.?

Andy Raguskus - Sonic Innovations - CEO

That may be possible. It’s not our intention to antagonize anybody. But the spirit behind Sarbanes-Oxley is for investors to have real insight. To be given that real insight by management into the prime movers that affect the state of the business. And I think that it’s extremely important for me to explain to my investors why the company with the best mousetrap isn’t having the financial success that it hoped for. And the primary reason is that the people who make the decision about which brand of hearing aid are motivated by a slightly different set of factors, in many cases, than to have the happiest patient outcome. So it’s a fine line to walk. I’m not trying to insult any of my customers, but I’m also trying to let the investors know what the real story is. What the real challenges are for Sonic, and that’s the — that’s the line that we’re walking. Right or wrong, we’re telling you the straight truth.

Al Kildani - SF Capital - Analyst

Fair enough. And with regard to your comments on the financial outlook, I guess I heard a couple of messages. Perhaps you could help me reconcile. On the one hand, you know, Q4 could be up. On the other hand, the next two quarters could look like the last

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	10

© 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

SNCI - Q3 2004 Sonic Innovations Earnings Conference Call

one. And, obviously, it sounds like you’re planning to spend a little more money in the coming quarters. Any more granularity you can provide as to the financial outlook and the very near term, the prospects as to when you can deliver a higher quarter than Q3?

Andy Raguskus - Sonic Innovations - CEO

Yeah. First of all, with the stock price as low as it is, it’s a great time to keep expectations for the future down. We can argue that if we’ve had some pretty good-performing full years that have contained some pretty lousy individual quarters, we need to take a better look at how we set guidance and expectations for the future. So I’m going to change my tune and start to be pretty much on the conservative side, and even though I may be feeling pretty upbeat and pretty excited about the potential that lies before us, I don’t see any particular reason to promise that in the setting of expectations. So I think a lot of investors would appreciate us just delivering some good quarters instead of talking about them in advance. So that’s what we’re going to do. If the stock price were higher, I might give a more balanced score card. But right now, I’m leaning toward delivering messages of low expectation, and we’ll actually shoot to exceed those expectations.

Al Kildani - SF Capital - Analyst

Should we expect negative earnings for the next two quarters?

Andy Raguskus - Sonic Innovations - CEO

I think it’s too soon for us to say that. In fact, between now and the end of the year, we’ll complete our planning process for the new year, and we’ll offer guidance before the end of December. I think you can read between the lines in terms of today’s announcement that we think that the fourth quarter could look a lot like the third quarter. Well, if the third quarter lost three cents, that’s probably not a bad starting point for expectations for the fourth quarter. A lot of things could go better, we might deliver a better message than that, but I don’t want to make those promises today. And as for next year, I promise you an update before the end of this year with the financial projections for 2005.

Al Kildani - SF Capital - Analyst

Great. And lastly for me, could you comment on your R&D spend, your outlook there, and are you spending enough relative to the competition?

Andy Raguskus - Sonic Innovations - CEO

Well, yeah. You know, we’re committed to always maintaining around 10% spending for R&D, and that’s down from the historic levels where as a startup company we used to spend a lot more than that. But we’re committed to not letting it dip below 10%. So in terms of percentage of sales, we’re outspending every other hearing aid company on the planet. But, in terms of absolute dollars, since we are the 7th largest company in the world, not the first or second; we’re clearly not spending as much money as some of our larger brethren. But the fact is that we’re spending it in very specific areas.

We take a look at the things that our competitors are doing, and while they’re doing a lot of things that are clearly successful in the marketplace, nobody is making hearing aids that sound better. They’ve got better shells and they got better microphones and the batteries last longer, and they have different shapes and sizes and multiple microphones and fancy software, and all those things. But nobody has made a hearing aid that in the aggregate pleases more than 50% of the people who wear them. And so for 50 years, hearing aids have been designed and built and R&D budgets have been poured into doing whatever hearing aid companies do, but nobody has made a consistently satisfying hearing aid that the wearer really likes. And Sonic has broken that mold. We are the company that has spent our precious R&D dollars, even though they’re fewer dollars than our competitors; we have focused on sound processing. And I believe we have absolutely far and away the best-sounding hearing aids in the world.

And going forward with our 10% of revenue funneling into the R&D budget, you’ll see us continue to make great strides and improvements in sound processing. You might not see us do all the other bells and whistles and kinds of things. We’ll do some of that, but were going to spend those most precious R&D dollars extending our lead in the field of sound quality.

Al Kildani - SF Capital - Analyst

Great. Thank you.

Andy Raguskus - Sonic Innovations - CEO

You’re welcome.

Operator

That concludes our question-and-answer session for today. Mr. Raguskus, please proceed to closing remarks.

Andy Raguskus - Sonic Innovations - CEO

Well, thanks. In closing this call, I’d like to leave you with a thought that I have talked a little bit about in previous sessions. And that is that most successful businesses have a point at which their operational costs begin to decrease as a percentage of revenue and profits begin to go up. It’s a point at which operations have covered the fixed costs and the lower variable costs are the only

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	11

© 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

SNCI - Q3 2004 Sonic Innovations Earnings Conference Call

thing you have to pay as volume increases. We believe that that basic concept is at work at Sonic today. And we see that as we increase our revenues by about 10%, the profitability goes up considerably more. Sonic is right at the edge in that calculation, so when revenue comes down by about 10%, our hoped-for profits turn to losses. But the business model is also sensitive the other way, and I’m optimistic about growing in a profitable way by increasing our revenue a little bit more. We’re focusing efforts on doing just that. So thanks again for joining us today.

Operator

Thanks you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2004, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	12

© 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.